EXHIBIT 15.1
The Board of Directors and Stockholder
Federal Express Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-160953-10) of Federal Express Corporation and in the related Prospectus, of our report dated March 19, 2010, relating to the unaudited condensed consolidated interim financial statements of Federal Express Corporation that are included in its Form 10-Q for the quarter ended February 28, 2010.

/s/ Ernst & Young LLP

Memphis, Tennessee
March 19, 2010